Exhibit (11) - Computation of Earnings Per Share

                                                       Three Months Ended
                                                            March 31
                                                       1999          1998
                                                       ----          ----
Basic:

Average shares outstanding                          18,144,632    18,179,043
                                                    ==========    ==========

Net earnings applicable to common stock and
  common stock equivalents                          $5,729,000    $4,905,000
                                                    ==========    ==========

Basic earnings per share                                  $.32          $.27
                                                          ====          ====


Diluted:

Average shares outstanding                          18,144,632    18,179,043
Net effect of dilutive stock options based on
  treasury stock method using the average
  market price                                          16,579       108,846
                                                    ----------    ----------

Average number of common shares and common
  equivalent shares                                 18,161,211    18,287,889
                                                    ==========    ==========
Net earnings applicable to common stock and
  common stock equivalents                          $5,729,000    $4,905,000
                                                    ==========    ==========

Basic earnings per share                                  $.32          $.27
                                                          ====          ====